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FOR IMMEDIATE RELEASE
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                                         Contact: Gregory Reams
                                                  Central Garden & Pet
                                                  510/283-4573

                                                  Paul Verbinnen/Debbie Miller
                                                  Sard Verbinnen & Co
                                                  212/687-8080

                CENTRAL GARDEN & PET TO ACQUIRE KAYTEE PRODUCTS
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     LAFAYETTE, CA DECEMBER 8, 1997 -- Central Garden & Pet Company (NASDAQ:
CENT) today announced that it has signed a letter of intent to acquire the stock of Kaytee Products Incorporated, one of the nation's largest manufacturers of bird and small animal food. Central expects to pay approximately $50 million in cash plus an earn-out not to exceed $3 million. Management expects that transaction to be accretive to Central earnings.

      Based in Chilton, Wisconsin, Kaytee Products is the national leader in specialty pet foods for birds and small animals as well as a major producer of branded wild bird food. Brand names include Kaytee/R/ and Amazon Smythe/R/. The business being acquired by Central reported annual sales of approximately $103 million for the fiscal year ended June 30, 1997. Kaytee Products has approximately 425 employees and manufacturing sites located in Chilton, Wisconsin, Rialto, California, Cressona, Pennsylvania and Abilene, Kansas. Kaytee Products' distribution business in Southern California, United Pacific Pet, principally an Iams dog food distribution business, will be spun-off and retained by the former stockholders of Kaytee Products.

     Central Garden & Pet Company is the leading national distributor of lawn and garden and pet supply products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store design and display assistance and sales program development. Central also offers lines of proprietary branded products which include Zodiac/R/ and Four Paws/R/ pet products, Island/R/ aquariums, Matthews/R/ redwood products and Grant's/R/ ant control products.


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     Consummation of the transaction is subject to execution of a definitive agreement and satisfaction of regulatory requirements and other customary closing conditions.

     "Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including statements relating to future financial results of the acquired business, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.

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